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Weyerhaeuser Reports First Quarter Results

•	Timberlands reports highest quarterly earnings since 2006, excluding land sales

•	Strong operating performance despite unusually severe weather

FEDERAL WAY, Wash. (Apr 25, 2014) - Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings to common shareholders of $183 million, or 31 cents per diluted share, on net sales of $2.0 billion. This compares with net earnings of $144 million, or 26 cents per diluted share, on net sales of $2.0 billion for the same period last year.

Earnings for the first quarter of 2014 include net after-tax gains of $30 million from special items. Excluding these items, the company reported net earnings of $153 million, or 26 cents per diluted share, for the first quarter of 2014. The company reported no special items for the first quarter of 2013.

“Despite unusually severe winter weather, we delivered strong operating results in the quarter,” said Doyle Simons, president and chief executive officer. “Our Timberlands business is realizing increasing benefits from the Longview Timber acquisition and reported its highest quarterly earnings excluding land sales since 2006. We are relentlessly focused on driving operational excellence in each of our businesses to grow a truly great company.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2013	2014	2013
(millions, except per share data)	4Q	1Q	1Q
Net sales	$2,256	$1,984	$1,951

Net earnings attributable to Weyerhaeuser common shareholders	$43	$183	$144
Weighted average shares outstanding, diluted(1)	589	589	551
Earnings per diluted share	$0.07	$0.31	$0.26

Net earnings before special items(2)	$157	$153	$144
Earnings per diluted share before special items	$0.27	$0.26	$0.26

Net cash from operations	$348	$109	($61)
Net change in cash and cash equivalents(3)	($562)	($55)	($259)
Cash and cash equivalents at end of period	$835	$780	$639

(1) Weyerhaeuser's common shares outstanding increased during the second and third quarters of 2013 following the issuance of approximately 33 million common shares in conjunction with the acquisition of Longview Timber LLC.

(2) Earnings for the fourth quarter of 2013 included after-tax charges of $114 million, or $0.20 per share, for special items. These charges were primarily related to a real estate impairment that was partially offset by unrelated tax adjustments.

(3) Net change in cash and equivalents for the fourth quarter of 2013 includes repayment of indebtedness assumed in the acquisition of Longview Timber LLC. Change in cash and equivalents for the first quarter of 2013 includes $156 million for debt repayment.

SPECIAL ITEMS FIRST QUARTER 2014
(millions, except per share data)	Pre-Tax	After-Tax	Per Share
Gain on postretirement plan amendment	$45	$29	$0.05
Gain on sale of a non-strategic asset	$22	$14	$0.02
Restructuring charges related to SG&A cost reduction initiative	($18)	($13)	($0.02)
During the fourth quarter of 2013, Weyerhaeuser decided to eliminate post-Medicare health funding for certain salaried retirees after 2014. As a result, the company will ratably amortize a total pre-tax gain of $177 million throughout 2014. Special items for the first quarter include a pre-tax gain of $45 million from this plan amendment, a $22 million pre-tax gain on the sale of a landfill located in Washington State and pre-tax restructuring charges of $18 million relating to the SG&A cost reduction initiative announced during the fourth quarter of 2013. These are reported as part of Unallocated Items.
TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	4Q 2013	1Q 2014	Change
Net sales	$364	$377	$13
Contribution to pre-tax earnings	$134	$164	$30
1Q 2014 Performance - Average selling prices for Western logs improved across export and domestic markets. Western fee harvest volumes increased to capitalize on robust export markets, and unit logging costs fell due to higher volume and improved efficiencies. In the South, silviculture costs declined seasonally and average log price realizations improved slightly. These improvements were partially offset by lower Southern fee harvest volumes due to wet weather. First quarter included earnings of $4 million from dispositions of non-strategic timberlands, a decrease of $16 million compared with the fourth quarter.

2Q 2014 Outlook - Weyerhaeuser anticipates comparable earnings from the Timberlands segment in the second quarter. In the West, the company expects increased Chinese export log sales volumes to be more than offset by lower average prices for domestic and export logs and seasonally higher unit logging and transportation expenses. In the South, Weyerhaeuser anticipates seasonally higher silviculture costs, largely offset by increased fee harvest volumes and slightly higher average log price realizations. Second quarter earnings will include approximately $20 million from dispositions of non-strategic timberlands substantially completed in April 2014.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	4Q 2013	1Q 2014	Change
Net sales	$926	$898	($28)
Contribution to pre-tax earnings before special items	$58	$64	$6
Pre-tax charge for special items	(10)	—	10
GAAP contribution to pre-tax earnings	$48	$64	$16
1Q 2014 Performance - Earnings increased compared with the fourth quarter despite the effect of severe winter weather. Higher average lumber realizations were partially offset by lower realizations for oriented strand board and lower engineered wood products realizations due to mix. Sales volumes declined due to severe weather and transportation challenges related to Canadian rail car and trucking availability. Per unit manufacturing costs for lumber improved in the quarter. Western log costs increased.
Fourth quarter included special charges of approximately $10 million for the permanent closure of previously curtailed operations.

2Q 2014 Outlook - Weyerhaeuser expects significantly higher earnings from the Wood Products segment in the second quarter. The company anticipates seasonally higher sales volumes across all product lines and slightly higher average selling prices for oriented strand board and engineered wood products. Lumber sales realizations have softened thus far in the second quarter but should stabilize as demand improves. The company expects increased production across all product lines and continued improvements in manufacturing efficiency.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	4Q 2013	1Q 2014	Change
Net sales	$478	$461	($17)
Contribution to pre-tax earnings	$65	$54	($11)
1Q 2014 Performance - Average pulp price realizations improved compared with the fourth quarter, and the mill system maintained strong operating performance despite harsh winter weather. These factors were offset by higher energy costs and lower pulp sales volumes due to timing of shipments and Canadian transportation challenges similar to those experienced in the Wood Products segment. Maintenance costs increased due to a greater number of scheduled annual outage days.
2Q 2014 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the second quarter. The company anticipates higher sales price realizations and volumes for pulp and liquid packaging board, lower energy costs, and slightly lower maintenance expenses.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	4Q 2013	1Q 2014	Change
Net sales	$488	$248	($240)
Contribution to pre-tax earnings before special items	$71	$12	($59)
Pre-tax charge for special items	(349)	—	349
GAAP contribution (charge) to pre-tax earnings	($278)	$12	$290
1Q 2014 Performance - Home closings decreased seasonally to 508 single-family homes and average margins on homes closed declined, primarily due to mix. These factors were partially offset by higher average closing prices and lower selling expenses due to the reduced closing volumes.

First quarter includes earnings of $2 million from land and lot sales, compared with earnings of $7 million in the fourth quarter. Fourth quarter included special charges of $349 million, primarily for the impairment of a large-master-planned community excluded from the expected combination of Weyerhaeuser Real Estate Company (WRECO) and TRI Pointe Homes.
2Q 2014 Outlook - Weyerhaeuser expects higher earnings from single-family homebuilding in the second quarter, and a moderate increase in earnings from land and lot sales. Single-family closing volumes should increase seasonally, and average closing prices should improve slightly. The company anticipates comparable average margins on homes closed and higher selling-related expenses due to the additional closing volumes.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2013, we generated $8.5 billion in sales and employed approximately 13,700 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 25 to discuss first quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 25.
To join the conference call from within North America, dial 877-296-9413 (access code: 23990070) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 23990070). Replays will be available for one week at 855-859-2056 (access code: 23990070) from within North America and at 404-537-3406 (access code: 23990070) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the first quarter of 2014, including with respect to earnings, domestic and export log prices, fee harvest levels and realizations, expenses, including logging, transportation and silviculture costs, dispositions of non-strategic timberlands, production levels and manufacturing efficiency, average selling prices and sales volumes across the Wood Products product lines, demand for lumber, average sales realizations and volumes for pulp and liquid packaging board, maintenance expenses, energy costs, single-family closing volumes, land and lot sales, average home closing prices and mix, and selling-related expenses.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.